Exhibit 9.2

Execution Version

AMENDED AND RESTATED

LIMITED GUARANTEE

THIS AMENDED AND RESTATED LIMITED GUARANTEE, dated as of April 12, 2016 (this “Limited Guarantee”), by Mr. Minhua Chen and Mrs. Yanling Fan (the “Guarantors” and each, a “Guarantor”) in favor of China Yida Holding Co., a Nevada corporation (the “Guaranteed Party”). Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1. GUARANTEE.

(a) To induce the Guaranteed Party to enter into that certain Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and between the Guaranteed Party and China Yida Holding Acquisition Co., a Nevada corporation (“Acquisition”), pursuant to which, among other things, Acquisition will merge with and into the Guaranteed Party, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, severally and not jointly, as a primary obligor and not merely as a surety, the due and punctual payment and discharge as and when due of the payment obligations of Acquisition with respect to the payment of (i) the total Acquisition Termination Fee pursuant to Section 9.3(b) of the Merger Agreement (the “Acquisition Fee Obligations”); and (ii) the total reimbursable expenses pursuant to Section 9.3(b) (collectively, the “Expense Obligations” together, the “Guaranteed Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall any Guarantor’s aggregate liability under this Limited Guarantee exceed an amount equal to (A) the Guaranteed Obligations minus (B) any portion of the Guaranteed Obligations actually paid by Acquisition to the Guaranteed Party in accordance with the terms of the Merger Agreement and not otherwise rescinded (for each such Guarantor at the percentage set forth opposite their name in Annex 1 hereto, the “Maximum Amount”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guarantee. Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guarantee.

(b) Subject to the terms and conditions of this Limited Guarantee, if Acquisition fails to pay the Guaranteed Obligations as and when due, then all of the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable Law to collect such Guaranteed Obligations from the Guarantors (subject to the respective Maximum Amount payable by each Guarantor under this Limited Guarantee). In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against such Guarantor for the full amount of the Guaranteed Obligations (subject to such Guarantor’s respective Maximum Amount), regardless of whether any action is brought against Acquisition or the other Guarantor, or whether Acquisition or the other Guarantor is joined in any action or actions. Each Guarantor agrees, severally and not jointly, to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder, which amounts, if paid, will be in addition to the Guaranteed Obligations and not included within a determination of the Maximum Amount, if (i) such Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) such Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that such Guarantor is required to make such payment hereunder.

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Execution Version

(c) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantors to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Acquisition or any other Guarantor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect each Guarantor’s obligations hereunder. This is an unconditional guarantee of payment and not of collectability. Subject to the terms hereof, each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Acquisition. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to such Guaranteed Obligations (subject to each Guarantor’s respective Maximum Amount) as if such payment had not been made. Each Guarantor reserves the right to assert as a defense to such payment by the Guarantors under the Limited Guarantee any rights, remedies and defenses that Acquisition may have with respect to payment of any Guaranteed Obligations under the Merger Agreement, other than defenses arising from the bankruptcy or insolvency of Acquisition and other defenses expressly waived herein.

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Execution Version

3.  CHANGES IN GUARANTEED OBLIGATIONS; CERTAIN WAIVERS. Each Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Acquisition for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party, or Acquisition without in any way impairing or affecting each Guarantor’s obligations under this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Acquisition, any other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; (b) change in the time, place or manner of payment of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Acquisition and the Guaranteed Party in connection with the Guaranteed Obligations; (c) any change in the corporate existence, structure or ownership of Acquisition, any other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Acquisition, any other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right which such Guarantor may have at any time against Acquisition or any other Guarantor or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise (other than those permitted under the last sentence of Section 2 above); (f) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations; (g) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of Acquisition with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Acquisition under the Merger Agreement) of such Guarantor, any other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; or (h) any other act or omission that may in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than a discharge of such Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge of Acquisition with respect to the Guaranteed Obligations under the Merger Agreement or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Acquisition under the Merger Agreement). To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (other than notices required to be provided to Acquisition under the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of any Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligations (x) that are available to Acquisition under the Merger Agreement or (y) in respect of a breach by the Guaranteed Party of this Limited Guarantee, including, without limitation, any event, condition or circumstance that might be construed to constitute an equitable or legal discharge of such Guarantor’s obligations hereunder. Each Guarantor acknowledges that he, she or it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

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Execution Version

Each Guarantor hereby covenants and agrees that he or she shall not institute, and shall cause his or her respective affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to (i) the effects of bankruptcy or other similar proceedings and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

The Guaranteed Party hereby agrees that other than any discharge or release arising from the bankruptcy or insolvency of Acquisition and other defenses expressly waived hereby, to the extent Acquisition is relieved of all or any portion of its payment obligations under the Merger Agreement, the Guarantors shall be similarly relieved of their corresponding obligations under this Limited Guarantee.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Acquisition, any other Guarantor or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Acquisition or any other Guarantor shall not relieve any Guarantor of any of his, her or its liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5. REPRESENTATIONS AND WARRANTIES. Each Guarantor hereby represents and warrants severally and not jointly to the Guaranteed Party that:

(a) he or she is a resident of the People's Republic of China and has all requisite power and authority to execute, deliver and perform this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee do not contravene any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or his or her assets;

(c) all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(d) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

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Execution Version

(e) (i) such Guarantor is solvent and shall not be rendered insolvent as a result of his or her execution and delivery of this Limited Guarantee or the performance of his or her obligations hereunder, (ii) such Guarantor has the financial capacity to pay and perform his or her obligations under this Limited Guarantee, and (iii) all funds necessary for such Guarantor to fulfill his or her obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6. NO ASSIGNMENT. No party hereto may assign his, her or its rights, interests or obligations hereunder to any other Person (whether by operation of Law or otherwise) without the prior written consent of each other party hereto. Any purported assignment in violation of this Limited Guarantee will be null and void.

7. NOTICES. All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantors, to:

Mr. Minhua Chen

Mrs. Yanling Fan

c/o China Yida Holding Acquisition Co.

28/F Yifa Building

No. 111 Wusi Road

Fuzhow, Fujian, P.R. China

with a copy to (which alone shall not constitute notice):

McLaughlin & Stern, LLP

260 Madison Avenue

New York, NY 10024

Attention: Steven Schuster

                 David W. Sass

Telephone No.: 212-448-1100

Fax No.: 212-448-6277

if to the Guaranteed Party, to:

China Yida Holding, Co.

28/F Yifa Building

No. 111 Wusi Road

Fuzhow, Fujian

P.R. China

Attention: Jocelyn Chen

Telephone No.: 86 591 2830 2230

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Execution Version

with a copy to (which alone shall not constitute notice):

Sidley & Austin LLP

Suite 2009

5 Corporate Avenue

150 Hubin Road

Shanghai 200021

China

Attention: Joseph Chan

Telephone No.: 86 21 2322 9328

Fax No.: 86 21 5306 8966

or, with respect to notices, requests or other communications directed to any Guarantor, to such other address or facsimile number as such Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement. All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8. TERMINATION; CONTINUING GUARANTEE. Subject to the last paragraph of Section 3, this Limited Guarantee shall remain in full force and effect and shall be binding on each Guarantor, its successors and assigns until the earliest of (a) the Closing of the Merger under the Merger Agreement, (b) all of the Guaranteed Obligations and other amounts payable under this Limited Guarantee have been paid in full and (c) the date falling thirty (30) days from the date of the termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a bona fide written claim for payment of any Guaranteed Obligation to any Guarantor by such date; provided, that if the Guaranteed Party has presented such a bona fide claim to any Guarantor by such date this Limited Guarantee shall terminate upon the date such claim(s) is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 12 hereto. Notwithstanding the foregoing, in the event the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provision of this Limited Guarantee limiting any Guarantor’s liability to the respective Maximum Amount are illegal, invalid or unenforceable in whole or in part or that any Guarantor is liable in excess of or to a greater extent than the respective Maximum Amount, or asserts any theory of liability against any Non-Recourse Party (as defined in Section 9 hereof) with respect to the Merger Agreement and the transactions contemplated thereby, or under this Limited Guarantee, other than the Retained Claims (as defined in Section 9 hereof), then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate and be null and void ab initio, (y) if any Guarantor has previously made any payments under this Limited Guarantee, he or she shall be entitled to recover such payments and (z) neither the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, or under this Limited Guarantee. Notwithstanding anything in this Limited Guarantee to the contrary, if any Guarantor transfers or conveys all or a substantial portion of his or her properties and other assets to any Person such that the sum of such Guarantor’s remaining net assets plus uncalled capital is less than an amount equal to such Guarantor’s Maximum Amount, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable law, against such continuing or surviving entity or such Person, as the case may be, but only to the extent of the liability of such Guarantor hereunder. If any payment or payments made by Acquisition or any Guarantor or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

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Execution Version

9. NO RECOURSE.

(a) The Guaranteed Party acknowledges and agrees that Acquisition has no assets other than its rights under the Merger Agreement and the agreements contemplated thereby, and that no funds are expected to be contributed to Acquisition unless and until the Effective Time. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person (other than the Guarantors and any of their permitted assignees) have any obligations under this Limited Guarantee and that, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of Acquisition, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however Acquisition or any such Persons that constitute a Guarantor hereunder or an assignee thereof (each of excluded parties, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through Acquisition or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Acquisition against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except in each case for (i) claims against the Guarantors and any permitted assignees under and to the extent provided in this Limited Guarantee and subject to the limitations set forth herein, (ii) claims against Acquisition under and to the extent provided in the Merger Agreement and (iii) claims against the Guarantors to comply with the terms of the Voting Agreement (the claims described in clauses (i) through (iii), collectively, the “Retained Claims”).

(b) The Retained Claims shall be the sole and exclusive remedy of the Guaranteed Party and all of its Related Persons against such Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Acquisition to the Guaranteed Party under the Merger Agreement or otherwise or give or shall be construed to confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, except as expressly set forth in this Limited Guarantee.

(c) For the purposes of this Limited Guarantee, pursuit of a claim against a Person by the Guaranteed Party or any Related Person of the Guarantee Party shall be deemed to be pursuit of a claim by the Guaranteed Party. A Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such second Person, adds such second Person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second Person.

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Execution Version

(d) For the purposes of this Limited Guarantee, the term “Related Person” shall mean any controlled Affiliate of a Person, but shall not include Acquisition or any of its controlled Affiliates.

10. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11. ENTIRE AGREEMENT. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Acquisition and each Guarantor or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

12. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Limited Guarantee and all disputes or controversies arising out of or relating to this Limited Guarantee or the transactions contemplated hereby shall be interpreted, construed and governed by, and construed in accordance with, the Laws of the State of Nevada without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Each of the parties irrevocably agrees that any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by this Section 12. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.

13. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

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Execution Version

14. NO THIRD PARTY BENEFICIARIES. Except for the rights of Non-Recourse Parties provided hereunder, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee and the Merger Agreement, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

15. COUNTERPARTS. This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile, email or other electronic transmission, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16. SEVERABILITY. The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Maximum Amount of such Guarantor or the provisions set forth in Sections 3 and 9. No party hereto shall assert, and each party shall cause his or its respective Related Persons not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17. HEADINGS. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above.

MINHUA CHEN

/s/ Minhua Chen

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Yanling Fan

/s/ Yanling Fan

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Accepted and Agreed to:

CHINA YIDA HOLDING, CO.

By:	/s/ Renjiu Pei
Name:	Renjiu Pei
Title:	Director and Chair of Special Committee

[Signature Page to Limited Guarantee]

ANNEX 1

Guarantor	Guaranteed Percentage
Minhua Chen	50.5%
Yanling Fan	49.5%

Annex 1